As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CASTELLUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	27-4079982
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1934 Old Gallows Road, Suite 350
Vienna, VA 22182
(Address of Principal Executive Offices) (Zip Code)

CASTELLUM, INC. THIRD AMENDED 2021 STOCK INCENTIVE PLAN
(Full title of the plan)

Glen R. Ives
Chief Executive Officer
Castellum, Inc.
1934 Old Gallows Road, Suite 350
Vienna, VA 22182
(Name and address of agent for service)

(703) 752-6157
(Telephone number, including area code, of agent for service)

With a copy to:

Scott E. Linsky, Esq.
Lucosky Bookman LLP
101 Wood Avenue South, Floor 5
Woodbridge, NJ 08830
Telephone: (732) 395-4400
Facsimile: (732) 395-4401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

 EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) of Castellum, Inc. (the “Company” or “Registrant”) is being filed for the purpose of registering an additional 4,000,000 shares of common stock of the Company, par value $0.0001 (the “Common Stock”), reserved for issuance under the Castellum, Inc. Third Amended 2021 Stock Incentive Plan (the “2021 Stock Incentive Plan”). Upon the effectiveness of this Registration Statement, an aggregate of 13,000,000 shares of Common Stock (consisting of (a) 9,000,000 shares available for issuance under the 2021 Stock Incentive Plan and previously registered pursuant to a previously filed Form S-8 and (b) the newly registered 4,000,000 shares) will be registered and available for issuance from time to time under the 2021 Stock Incentive Plan.

Pursuant to General Instruction E. to Form S-8, the Registrant incorporates by reference into this Registration Statement the contents of the registration statement, including all exhibits filed therewith or incorporated therein by reference, filed on Form S-8 on September 17, 2025 (File No. 333-290332).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Castellum, Inc. (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “SEC” or “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	The Company’s Annual Report on Form 10-K for the year ending December 31, 2025, filed with the SEC on March 9, 2026;

●	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC on May 8, 2026;

●	The Company’s Current Reports on Form 8-K filed with the SEC on January 2, 2026, January 8, 2026, February 17, 2026, April 23, 2026 and May 20, 2026.

●	The Company’s Definitive Proxy Statement and Definitive Additional Materials on Schedule 14A, filed with the SEC on April 7, 2026 and April 7, 2026, respectively;

●
The description of the Company’s common stock and securities contained on Form 8-A filed with the SEC on October 6, 2022, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

●	All other reports and documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Section 78.7502(2) of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 78.751 of the NRS provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the certificate of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NRS further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Section 78.752 of the NRS provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Our Amended and Restated Articles of Incorporation, as amended, provide that the Company shall indemnify its officers and directors, and may indemnify its employees and agents, to the fullest extent permitted by the provisions of the NRS.

In addition to the indemnification obligations required by our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, we will enter into indemnification agreements with each of our directors and officers that provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought or threatened to be brought against them by reason of the fact that they are or were our directors or officers.

We have obtained general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

The above provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. The provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions of the Amended and Restated Articles of Incorporation, as amended, Amended and Restated Bylaws, indemnification agreements and the insurance are necessary to attract and retain qualified persons as directors and officers.

As of the date of this Registration Statement, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that might result in a claim for such indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the above paragraphs do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Commonwealth of Virginia, on the 1st day of June, 2026.

CASTELLUM, INC.

By:	/s/ Glen R. Ives
Glen R. Ives
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Glen R. Ives and David T. Bell or either one of them, as such person’s true and lawful attorneys to execute in the name of each such person, and to file, any pre-effective or post-effective amendments to this Registration Statement that any of such attorneys shall deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission with respect thereto, in connection with this Registration Statement, which amendments may make such changes in such Registration Statement as any of the above-named attorneys deems appropriate, and to comply with the undertakings of the Registrant made in connection with this Registration Statement; and each of the undersigned hereby ratifies all that any of said attorneys shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Glen R. Ives	Chief Executive Officer, Director	June 1, 2026
Glen R. Ives	(Principal Executive Officer)

/s/ David T. Bell	Chief Financial Officer and Treasurer	June 1, 2026
David T. Bell	(Principal Financial Officer and Principal Accounting Officer)

/s/ Mark S. Alarie	Director	June 1, 2026
Mark S. Alarie

/s/ Bernard S. Champoux	Chair, Director	June 1, 2026
Bernard S. Champoux

/s/ John F. Campbell	Director	June 1, 2026
John F. Campbell

/s/ C. Thomas McMillen	Director	June 1, 2026
C. Thomas McMillen

EXHIBIT INDEX

Exhibit Number	Description

5.1*	Opinion of Lucosky Brookman LLP

10.1*	Castellum, Inc. Third Amended 2021 Stock Incentive Plan

23.1*	Consent of RSM US LLP

23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (contained on the signature pages hereto).

107*	Filing Fee Table

*	Filed herewith